Exhibit 10.1

CITIBANK, N.A. 730 Veterans Memorial Highway Hauppauge, New York 11788	HSBC BANK USA, NATIONAL ASSOCIATION 534 Broad Hollow Road Melville, New York 11747

January 22, 2010

Via Telecopy and By Hand

P&F Industries, Inc.

Florida Pneumatic Manufacturing Corporation

Embassy Industries, Inc.

Green Manufacturing, Inc.

Countrywide Hardware, Inc.

Nationwide Industries, Inc.

Woodmark International, L.P.

Pacific Stair Products, Inc.

WILP Holdings, Inc.

Continental Tool Group, Inc.

Hy-Tech Machine, Inc.

445 Broadhollow Road, Suite 100

Melville, NY 11788

Attention: Joseph A. Molino, Vice President

Ladies & Gentlemen:

Reference is made to that certain Credit Agreement, dated as of June 30, 2004, by and among P&F Industries, Inc., Florida Pneumatic Manufacturing Corporation, Embassy Industries, Inc., Green Manufacturing, Inc., Countrywide Hardware, Inc., Nationwide Industries, Inc., Woodmark International, L.P., Pacific Stair Products, Inc., WILP Holdings, Inc., Continental Tool Group, Inc. and Hy-Tech Machine, Inc. (each, a “Co-Borrower” and collectively, the “Co-Borrowers”), Citibank, N.A. and HSBC Bank USA, National Association (formerly known as HSBC Bank USA) (collectively, the “Lenders”) and Citibank, N.A., as Administrative Agent for the Lenders (as same has been and may be further amended, restated, supplemented or otherwise modified, from time to time, the “Credit Agreement”), pursuant to which the Lenders made available to the Co-Borrowers certain financial accommodations.  Capitalized terms used herein shall have the meanings given to them in the Credit Agreement.

You previously informed the Lenders of the existence of one or more Defaults or Events of Default under the Credit Agreement (the “Existing Defaults”), including, without limitation,  the Events of Default arising because of the Co-Borrower’s non-compliance with (a) Section 3.03(b) of the Credit Agreement, Mandatory Prepayment, requiring the immediate payment or prepayment of so much of the Loans as shall be necessary in order for the Aggregate RC Outstandings not to exceed the Borrowing Base, and the failure of the Co-Borrowers to pledge Cash Collateral in accordance with Section 3.03(b) of the Credit Agreement, (b) Section 7.13(b) of the Credit Agreement, Minimum Capital Base, for the fiscal quarter ended June 30, 2009, (c) Section 7.13(c) of the Credit Agreement, Consolidated Senior Debt to Consolidated EBITDA,

for the fiscal quarters ended June 30, 2009 and September 30, 2009, (d) Section 7.13(e) of the Credit Agreement, No Consolidated Net Loss, for the fiscal quarters ended June 30, 2009 and September 30, 2009 and at all times thereafter and (e) Section 3.2 of Amendment No. 20 and Waiver to Credit Agreement, dated as of August 27, 2009, requiring Consolidated EBITDA of not less than $460,000 for the month ending September 30, 2009.

Pursuant to the terms of the Credit Agreement, upon the occurrence of a Default or an Event of Default, the Administrative Agent and the Lenders may, among other remedies, terminate the Existing Loans and declare all Obligations of the Co-Borrowers and all other amounts owing under the Credit Agreement and the Notes, to become immediately due and payable.  In addition, the Lenders may, but shall not be required to, entertain additional requests for Revolving Credit Loans and other credit and financial accommodations under the Credit Agreement, but the making of any future Revolving Credit Loans and credit and financial accommodations to the Co-Borrowers is without waiver to the Lenders’ right to cease making Revolving Credit Loans and credit and financial accommodations to the Co-Borrowers without further notice at any time and without waiver of the Existing Defaults, provided that, in any event, the Lenders shall not make Revolving Credit Loans to the Co-Borrowers in excess of $17,500,000, in the aggregate.

The Administrative Agent and the Lenders hereby expressly reserve all rights and remedies arising from any Default or Event of Default that may have occurred and be continuing, or may in the future occur, under the Credit Agreement or any other Loan Document whether at law or in equity, including, without limitation, the right to terminate the Credit Agreement.  The Co-Borrowers expressly acknowledge and agree that all such rights, remedies or causes of action relating to any existing Defaults or Events of Default may be enforced or exercised at any time and from time to time, and that nothing contained herein shall constitute an agreement by either Lender or the Administrative Agent to forbear from the exercise of such rights, remedies or causes of action.  Neither the continuation of the currently outstanding Revolving Credit Loans and the Additional Term Loans (collectively, the “Existing Loans”) or the making of additional Revolving Credit Loans and other credit and financial accommodations nor the failure or delay on the part of the Administrative Agent and/or the Lenders in exercising any of the rights and remedies with respect to any Default or Event of Default shall operate as a waiver thereof or require the Administrative Agent and/or any Lender to make any further Loan at any other time, nor shall a single or partial exercise thereof preclude any other or further exercise of any other right or remedy.

In accordance with Section 3.01(e) of the Credit Agreement, effective with the date of this letter, the outstanding principal amount of the Revolving Credit Loans shall bear interest at a rate equal to 2% above the rate otherwise in effect with respect to such loans.  Provided that no other Defaults or Events of Default exist as of such date, the Lenders and the Administrative Agent may consider the prospective revocation of such default rate of interest upon the date that the last of the following conditions is satisfied:  (a) the Borrowing Base exceeds the Aggregate RC Outstandings for a period of four consecutive weeks, as reported weekly, and (b) the financial consultant referenced below has been engaged and has delivered a report to the Lenders and the Administrative Agent meeting the requirements of clause (b) below and which is otherwise satisfactory to the Lenders and the Administrative Agent.

By signing below, and in recognition of the occurrence of the Existing Defaults, each Co-Borrower covenants and agrees as follows:

(a)           By no later than January 28, 2010, Co-Borrowers shall enter into an agreement satisfactory to the Lenders and the Administrative Agent requiring that during the remaining term of the Credit Agreement, and until the payment in full of all Obligations owing thereunder, all receipts with respect to payment of the Co-Borrowers’ accounts receivable be made to a lockbox maintained by Administrative Agent.

(b)           By no later than February 5, 2010, Co-Borrowers shall engage a consultant from the list of approved names provided by Administrative Agent to Co-Borrowers, to assist Co-Borrowers in the preparation of a report/plan as described in an engagement letter between such consultant and Co-Borrowers.  The Co-Borrowers shall be solely responsible for payment of the Consultant’s fees and expenses.  The scope of such report/plan shall be satisfactory to each Lender and the Administrative Agent, and shall include, among other things, a review of the Co-Borrowers’ collateral and financial reporting and systems, revised financial projections, including a 13 week rolling cash plan forecast, and a business plan designed to eliminate the overadvance.  A draft of the report/plan prepared by such consultant shall be provided to Lenders and the Administrative Agent by no later than February 19, 2010, and the final report/plan shall be provided to Lenders and the Administrative Agent by no later than March 5, 2010.

(c)           By no later than March 5, 2010, an appraisal of the premises located at 25 Leonberg Road, Cranberry Township, PA shall commence and be conducted by an appraiser engaged by Lenders at the sole cost and expense of Co-Borrowers.  Co-Borrowers shall deliver a check for $5,000 payable to the Administrative Agent, upon execution of this Agreement, which shall be applied against the fees of such appraiser.

(d)           Co-Borrowers shall request from Wachovia Bank copies of the current appraisals obtained on the premises located 10333 Windhurst Road, Tampa Florida and the premises located at 851 Jupiter Park Lane, Jupiter, Florida and shall deliver them to the Lenders and Administrative Agent upon receipt thereof.

(e)           By virtue of the occurrence of Events of Default under the Credit Agreement, and in accordance with the terms of that certain Subordination Agreement dated as of June 26, 2009 by and among Hy-Tech Machine, Inc. (“Hy-Tech”), Hy-Tech Holdings, Inc. (the “Junior Creditor”) and the Administrative Agent (the “Subordinate Agent”), Hy-Tech acknowledges and agrees that it shall not make any payment to Junior Creditor on account of the Junior Obligations (as such term is defined in the Subordination Agreement) unless and until such payment is permitted by the terms of the Subordination Agreement.

(f)            Co-Borrowers shall furnish to Lenders and the Administrative Agent any management letters that have been provided by their independent auditors prior to the date hereof, simultaneously herewith, or if provided to Co-Borrowers subsequent to the date hereof, upon the receipt thereof by Co-Borrowers.

By signing below each Co-Borrower on its own behalf and on behalf of its successors and assigns hereby releases (i) each Lender and the Administrative Agent and all of the affiliates of each Lender and the Administrative Agent, and each of their respective successors and assigns, and (ii) all of the shareholders, directors, officers, employees, attorneys, agents and representatives of each Lender and the Administrative Agent and such affiliates, and their respective heirs, executors, successors and assigns (collectively, the “Released Persons”), from any and all claims, demands, liabilities, actions and causes of action of any nature whatsoever, whether liquidated or unliquidated, known or unknown, matured or unmatured, fixed or contingent which any Co-Borrower had, has or may have had against any of the Released Persons arising out of or in any way relating to the Obligations, any Collateral (as defined in the Security Agreement), any Loan Document or any document, dealing or other matter in connection with any Loan Document or any Collateral referenced therein, in each case to the extent arising on or prior to the date hereof or out of, or relating to, actions, dealings or other matters occurring prior to the date hereof (including any action or omission of any Released Person prior to the date hereof), the negotiation and documentation of this Agreement, and any of the transactions made or contemplated to be made hereunder or thereunder (collectively the “Released Claims”).  Each Co-Borrower acknowledges and agrees that (i) this release may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release; and (ii) no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final and unconditional nature of such releases.

No oral communication from or on behalf of either Lender or the Administrative Agent shall constitute an agreement, commitment or evidence of any assurance or intention of such Lender or the Administrative Agent with respect to any aspect of the Credit Agreement or any other Loan Document.  Any agreement, commitment, assurance or intention of either Lender or the Administrative Agent with respect to any aspect of the Credit Agreement or any other Loan Document shall be effective only if in writing and signed by an authorized officer of such Lender or the Administrative Agent.

[the next page is the signature page]

CITIBANK, N.A., as a Lender and as Administrative Agent

By:	/s/ John King
Name:	John King
Title:	Vice President

HSBC BANK USA, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Alan M. Harris
Name:	Alan M. Harris
Title:	Vice President

ACCEPTED AND AGREED:

P&F INDUSTRIES, INC.

FLORIDA PNEUMATIC MANUFACTURING

CORPORATION

EMBASSY INDUSTRIES, INC.

GREEN MANUFACTURING, INC.

COUNTRYWIDE HARDWARE, INC.

NATIONWIDE INDUSTRIES, INC.

WOODMARK INTERNATIONAL, L.P.

By:                             Countrywide Hardware, Inc., its General

Partner

PACIFIC STAIR PRODUCTS, INC.

WILP HOLDINGS, INC.

CONTINENTAL TOOL GROUP, INC.

HY-TECH MACHINE, INC.

By:	/s/ Joseph A. Molino, Jr.
Joseph A. Molino, Jr., the Vice President
of each of the corporations named above

cc:	Richard Goodman, General Counsel, P&F Industries, Inc.

[signature page to Letter dated January 22, 2010]